Exhibit 23.1

EliteCPA P.C. 200 Centennial Ave, Suite 106, Piscataway, NJ 08854 Tel: (732) 896 0272, Website: www.EliteCPAPC.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of DTSQ Purchaser Inc. of our report dated April 13, 2026, relating to the financial statements of DTSQ Purchaser Inc. as of March 31, 2026, and for the period from January 29, 2026 (inception) through March 31, 2026, included in this Registration Statement and the related proxy statement/prospectus.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ EliteCPA P.C.

Certified Public Accountants

PCAOB Number: 7238

Piscataway, New Jersey

September 10, 2026

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